UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Scott Green as Executive Vice President

On August 3, 2016, Orion Energy Systems, Inc. (the “Company”) promoted Scott A. Green, age 58, to the position of Executive Vice President and entered into an Executive Employment and Severance Agreement (the “Employment Agreement”) with him. As Executive Vice President, Mr. Green will oversee and direct all of the Company’s internal and external sales organization.

Mr. Green previously served as the Company’s Division President: Innovation, Project Engineering and Construction Management from July 2015 to August 2016, its Division President: Orion Engineered Systems from February 2014 to July 2015 and its Division President: Harris Lighting from July 2013 to February 2014. Prior to joining the Company in connection with its acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013, Mr. Green served as the Executive Vice President of Harris Manufacturing and Harris LED from January 2011 until July 2013 and as Chief Executive Officer of Harris Manufacturing from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business. There are no arrangements between Mr. Green and any other person pursuant to which he was selected to serve as an executive of the Company, nor are there any transactions in which the Company is a participant, in which he has a material interest.

The Employment Agreement is for an initial term through March 31, 2018, after which the Employment Agreement may be renewed by the Company upon written notice for successive one-year periods. The Employment Agreement provides for an annual base salary of $225,000 (the same as his pre-promotion salary) and for participation by Mr. Green in the Company’s annual and/or long-term bonus plans as well as the Company’s employee benefit plans made available to other senior executives. Mr. Green will participate in the Company’s fiscal 2017 cash bonus program for executives and will have a target maximum bonus equal to 35% of his base salary (the same percentage as the Company’s other Executive Vice President), with any such bonus amount to be pro-rated for fiscal 2017. The total bonus pool under the Company’s fiscal 2017 cash bonus program for executives will be increased to account for participation by Mr. Green.

The Employment Agreement also provides that Mr. Green is entitled to certain severance payments and other benefits upon a qualifying employment termination, including certain enhanced protections under such circumstances occurring after a “Change of Control” (as defined in the Employment Agreement) of the Company. If Mr. Green’s employment is terminated without “Cause” (as defined in the Employment Agreement) or for “Good Reason” (as defined in the Employment Agreement) prior to the end of his employment period, Mr. Green will be entitled to a severance benefit payable over an 18-month period equal to the sum of his base salary plus the average of his prior three years’ bonuses, and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. If Mr. Green is terminated without “Cause” or terminates for “Good Reason” following a “Change of Control” prior to the end of his employment period, Mr. Green will be entitled to a severance benefit payable over an 18-month period equal to two times the sum of his base salary plus the average of his prior three years’ bonuses, and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, Mr. Green must execute and deliver to the Company (and not revoke) a general release of claims. The Employment Agreement also requires Mr. Green not to, during the term of his employment (and for a period following his termination of employment), (i) disclose any confidential information of the Company (and for a term of two years following termination of employment); (ii) compete with the Company (and for a term of 18 months following termination of employment); or (iii) solicit the employees or other persons with business relationships with the Company (and for a term of 18 months following termination of employment).

In addition, the Compensation Committee of the Company’s Board of Directors (the “Board”) awarded Mr. Green a long term incentive grant in the aggregate amount of $151,878 in connection with his promotion. The Compensation Committee determined such grant amount based on the long term incentive compensation granted to the Company’s other Executive Vice President at the beginning of the 2017 fiscal year, pro-rated to take into account Mr. Green’s promotion date four months into the 2017 fiscal year. Mr. Green has elected to receive his entire long term incentive grant in restricted shares of the Company’s common stock (with dollar values to be converted into a specific number of shares based on closing sale price on effective grant date) (the “Restricted Shares”). Mr. Green’s Restricted Shares will be granted on August 5, 2015 and will vest equally in one-year increments over a three-year term.

Approval of 2016 Omnibus Incentive Plan

At the Company’s 2016 annual meeting of shareholders held on August 3, 2016 (the “2016 Annual Meeting”), the Company’s shareholders approved the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “Plan”). The Plan authorizes grants of equity-based and incentive cash awards to eligible participants designated by the Plan’s administrator. Awards under the Plan may consist of stock options, stock appreciation rights, performance shares, performance units, shares of Company’s common stock (the “Common Stock”), restricted stock, restricted stock units, incentive awards or dividend equivalent units. The Plan will be administered by the Compensation Committee of the Board. An aggregate of 1,750,000 shares of Common Stock are reserved for issuance under the Plan. Unless earlier terminated by the Board, the Plan will remain in effect until all Common Stock reserved for issuance has been issued.

As discussed above, the Company awarded Mr. Green a long term incentive grant of $151,878 under the Plan. In addition, immediately prior to the 2016 Annual Meeting, each of the Company’s non-employee directors received their annual restricted stock grant of $45,000, contingent on approval of the Plan. Each non-employee director has the option to elect to receive the value of his or her long term incentive grant either (i) 100% in Restricted Shares or (ii) 60% in Restricted Shares and 40% in restricted cash. The grant of the award shall be effective on August 5, 2015 and vest equally in one-year increments over a three-year term.

With the exception of Mr. Green and the Company’s non-employee directors, the Company cannot currently determine the benefits, if any, to be paid under the Plans in the future to the Company’s officers, including the Company’s named executive officers.

The Plan is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 29, 2016 (the “Definitive Proxy Statement”). The description of the Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Effect of the 2016 Omnibus Incentive Plan on Existing Incentive Plans

Prior to shareholder approval of the Plan, the Company maintained the 2004 Stock and Incentive Awards Plan, as amended, which authorized the grant of cash and equity awards to employees (the “Existing Plan”). The Existing Plan terminated on August 3, 2016 as a result of shareholder approval of the Plan, ending the authority to grant new awards under the Existing Equity Plan. However, all awards granted under the Existing Plan that were outstanding as of August 3, 2016 will continue to be governed by the Existing Plan.

Retiring Directors

On August 3, 2016, in connection with the retirement of each of Thomas N. Schueller, Tryg C. Jacobson and James D. Leslie (the “Retiring Directors”) immediately after the 2016 Annual Meeting, the Compensation Committee of the Board approved a $30,000 cash retirement benefit to be paid to each of the Retiring Directors. Each of the Retiring Directors have agreed with the Company that they will use their entire retirement benefit to purchase newly issued shares of Common Stock directly from the Company. The retirement benefit will be paid, and the Common Stock will be issued, on August 5, 2016, with the number of shares issued and price per share being determined based on the closing price of the Common Stock on the Nasdaq Capital Market on such date.

Item 5.07(a) and (b)    Submission of Matters to a Vote of Security Holders.

On August 3, 2016, the Company held the 2016 Annual Meeting. As of the June 9, 2016 record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting, 28,059,351 shares of Common Stock were outstanding and entitled to vote, each entitled to one vote per share. Approximately 88% of all votes were represented at the 2016 Annual Meeting in person or by proxy. At the 2016 Annual Meeting, the Company’s shareholders voted on the following proposals:

Proposal One: To elect one Class III director, John H. Scribante, to serve until the Company’s 2019 annual meeting of shareholders and to elect one Class I director, James R. Kackley, to serve until the Company’s 2017 annual meeting of shareholders, and in each instance until their successors are duly elected and qualified. In accordance with the voting results listed below, each of the nominees were elected to serve as directors for the terms specified.

Name	For	Withheld	Broker Non-Votes
John H. Scribante	15,381,526	1,180,857	8,219,270
James R. Kackley	14,699,212	1,863,171	8,219,270

Proposal Two: To conduct an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Definitive Proxy Statement. In accordance with the voting results listed below, the Company’s executive compensation as disclosed in the Definitive Proxy Statement has been approved.

For	Against	Abstain	Broker Non-Votes
13,355,015	1,335,812	1,871,556	8,219,270

Proposal Three: To approve the Plan. In accordance with the voting results listed below, the Plan has been approved.

For	Against	Abstain	Broker Non-Votes
12,620,604	3,879,852	61,927	8,219,270

Proposal Four: To ratify BDO USA, LLP to serve as the Company’s independent registered public accounting firm for its 2017 fiscal year. In accordance with the voting results listed below, BDO USA, LLP will serve as the independent registered certified public accountants for the Company’s fiscal 2017.

For	Against	Abstain	Broker Non-Votes
24,295,986	403,577	82,090	0

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 10.1 Executive Employment and Severance Agreement, dated August 3, 2016, by and between Orion Energy Systems, Inc. and Scott A. Green

Exhibit 10.2 Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (Incorporated by reference to Annex A to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on Schedule 14A on July 8, 2016 (File No. 001-33887)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: August 4, 2016	By:	/s/ William T. Hull
William T. Hull
Chief Financial Officer